Exhibit 14

CODE OF ETHICS

ADOPTED, REVIEWED AND REVISED DATES

Adopted by the Board of Directors November 21, 2007

Revised November 19, 2008.

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BCSB BANCORP, INC.

BALTIMORE COUNTY SAVINGS BANK, FSB

CODE OF ETHICS

FOR

SENIOR EXECUTIVE AND FINANCIAL OFFICERS

GENERAL PHILOSOPHY

The honesty, integrity and sound judgment of our senior executive and financial officers is essential to BCSB Bancorp’s reputation and success.

This Code of Ethics governs the actions and working relationships of senior executive and financial officers of BCSB Bancorp, Inc. and its subsidiaries and affiliates (collectively, “BCSB Bancorp”) with current and potential customers, consumers, fellow employees, competitors, government and self-regulatory organizations, the media, and anyone else with whom BCSB Bancorp has contact. These relationships are essential to the continued success of BCSB Bancorp as a financial services provider.

This Code of Ethics:

-	Requires the highest standards for honest and ethical conduct, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships.

-	Requires full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by BCSB Bancorp with governmental and regulatory agencies.

-	Requires compliance with applicable laws, rules and regulations.

-	Addresses potential or apparent conflicts of interest and provides guidance for senior executive and financial officers to communicate those conflicts to BCSB Bancorp.

-	Addresses misuse or misapplication of BCSB Bancorp property and corporate opportunities.

-	Requires the highest level of confidentiality and fair dealing within and outside the BCSB Bancorp environment.

-	Requires reporting of any illegal behavior.

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IDENTIFICATION OF SENIOR EXECUTIVE AND FINANCIAL OFFICERS

For purposes of this Code of Ethics, BCSB Bancorp’s senior executive and financial officers shall consist of all officers with the title of vice president or higher.

CONFLICTS OF INTEREST

A “conflict of interest” occurs when your private interest interferes or appears to interfere in any way with the interests of BCSB Bancorp. You are expected to avoid all situations that might lead to a real or apparent material conflict between your self-interest and your duties and responsibilities as a senior executive or financial officer of BCSB Bancorp. Any position or interest, financial or otherwise, which could materially conflict with your performance as a senior executive or financial officer of BCSB Bancorp, or which affects or could reasonably be expected to affect your independence or judgment concerning transactions between BCSB Bancorp, its customers, suppliers or competitors or otherwise reflects negatively on BCSB Bancorp would be considered a conflict of interest.

CONFIDENTIALITY

Nonpublic information regarding BCSB Bancorp or its businesses, employees, customers and suppliers is confidential. As a BCSB Bancorp senior executive or financial officer, you are trusted with confidential information. You are only to use such confidential information for the business purpose intended. You are not to share confidential information with anyone outside of BCSB Bancorp, including family and friends, or with other employees who do not need the information to carry out their duties. You may be required to sign a confidentiality agreement in the course of your employment at BCSB Bancorp. You remain under an obligation to keep all information confidential even if your employment with BCSB Bancorp ends.

The following is a non-exclusive list of confidential information:

(i)	Trade secrets, which include any business or technical information, such as formula, program, method, technique, compilation or information that is valuable because it is not generally known.

(ii)	All rights to any invention or process developed by an employee using BCSB Bancorp facilities or trade secret information, from any work for BCSB Bancorp, or relating to BCSB Bancorp’s business, is considered to be “work-for-hire” under the United States copyright laws and shall belong to BCSB Bancorp.

(iii)	Proprietary information such as customer lists and customers’ confidential information.

Public and media communications involving BCSB Bancorp must be made only by BCSB Bancorp’s Chief Executive Officer or his designee.

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CORPORATE OPPORTUNITIES

Using confidential information about BCSB Bancorp or its businesses, directors, officers, employees, customers, consumers or suppliers for personal benefit or disclosing such information to others outside your normal duties is prohibited.

Title 18 U.S. Code, Section 215, makes it a criminal offense for any BCSB Bancorp employee to corruptly:

(i)	solicit for himself or herself or for a third party anything of value from anyone in return for any business, service or confidential information of BCSB Bancorp; or

(ii)	accept anything of value (other than normal authorized compensation) from anyone in connection with the business of BCSB Bancorp, either before or after a transaction is discussed or consummated.

Senior executive and financial officers are prohibited from:

(i)	Personally benefiting from opportunities that are discovered through the use of BCSB Bancorp property, contacts, information or position.

(ii)	Accepting employment or engaging in a business (including consulting or similar arrangements) that may conflict with the performance of your duties or BCSB Bancorp’s interest.

(iii)	Soliciting, demanding, accepting or agreeing to accept anything of value from any person in conjunction with the performance of your employment or duties at BCSB Bancorp.

(iv)	Acting on behalf of BCSB Bancorp in any transaction in which you or your immediate family has a significant direct or indirect financial or other interest.

There are certain situations in which you may accept a personal benefit from someone with whom you transact business such as:

(i)	Accepting a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday). An award in recognition of service and accomplishment may also be accepted without violating these guidelines so long as the gift does not exceed $250 from any one individual in any calendar year. Amounts from $250 to $1,000 do not violate these guidelines provided the acceptance of such gift is pre-approved by the Audit Committee.

(ii)	Accepting something of value if the benefit is available to the general public under the same conditions on which it is available to you.

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(iii)	Accepting meals, refreshments, travel arrangements, accommodations, entertainment or attending promotional events of reasonable value in the course of a meeting or other occasion to conduct business or foster business relations provided the expense is consistent with usual business practices and is not a violation of any law or applicable governmental regulation.

INSIDER TRADING

It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving BCSB Bancorp common stock or other security while in possession of material information concerning BCSB Bancorp that has not been released to the general public, but which when released may have an impact on the market price of the BCSB Bancorp common stock or other equity security. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the common stock or other security of any other company while in possession of similar non-public material information concerning such company. Senior executive and financial officers are advised that they are required to comply with the BCSB Bancorp, Inc. Insider Trading Policy. Any questions concerning the propriety of participating in a BCSB Bancorp or other company stock or other security transaction should be directed to the Vice President and General Counsel at (410) 256-5000 extension 5921. Copies of the Insider Trading Policy are available from BCSB Bancorp’s Executive Vice President and General Counsel.

EXTENSIONS OF CREDIT

BCSB Bancorp’s subsidiary bank may extend credit to any officer, director, or principal shareholder or employee of BCSB Bancorp only in compliance with federal law and regulations and Baltimore County Savings Bank’s policy on Loans to Principal Shareholders, Directors, Officers and Employees (the “Loan Policy”). A copy of the Loan Policy is available from BCSB Bancorp’s General Counsel.

OUTSIDE BUSINESS RELATIONSHIPS

Senior executive and financial officers should disclose all new directorships or potential directorships to the Chairman of the Board of Directors in order to avoid any conflicts of interest. Senior executive and financial officers of BCSB Bancorp are prohibited from holding outside employment.

BCSB Bancorp encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of your duties at BCSB Bancorp.

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FAIR DEALING

Each senior executive and financial officer should undertake to deal fairly with BCSB Bancorp’s customers, suppliers, competitors and employees. Additionally, no one should take advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practices.

Senior executive and financial officers must disclose prior to or at their time of hire the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality agreement or similar agreement with a former employer that would in any way restrict or prohibit the performance of any duties or responsibilities of their positions with BCSB Bancorp. Copies of such agreements should be provided to the Vice President and General Counsel to permit evaluation of the agreement in light of the employee’s position. In no event shall an employee use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance if his or her duties for or on behalf of BCSB Bancorp.

Senior executive and financial officers should not directly or indirectly accept bequests under a will or trust if such bequests have been made to them because of their employment with BCSB Bancorp.

PROTECTION AND PROPER USE OF BCSB BANCORP PROPERTY

All senior executive and financial officers and employees should protect BCSB Bancorp’s property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact BCSB Bancorp’s profitability, reputation and success. Permitting BCSB Bancorp property (including data transmitted or stored electronically and computer resources) to be damaged, lost, or used in an unauthorized manner is strictly prohibited. Senior executive and financial officers may not use corporate, bank or other official stationery for personal purposes.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

This Code of Ethics is based on BCSB Bancorp’s policy that all senior executive and financial officers comply with the law. While the law prescribes a minimum standard of conduct, this Code of Ethics requires conduct that often exceeds the legal standard.

PREPARATION OF PERIODIC REPORTS FILED WITH GOVERNMENTAL AND REGULATORY AGENCIES

Particular care is required in the preparation of BCSB Bancorp’s filings (“Securities Reports”) with the Securities and Exchange Commission (“SEC”) pursuant the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended and the rules and regulations of the SEC thereunder (collectively, the “Securities Laws”), as well as BCSB Bancorp’s filings and communications (collectively, “Regulatory Reports”) with federal bank

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regulatory authorities. It is essential that BCSB Bancorp’s Securities Reports contain full, fair, accurate, timely and understandable disclosure and otherwise comply with the letter and spirit of the Securities Laws for the protection of BCSB Bancorp and its stockholders and to engender public confidence in the information provided by BCSB Bancorp in its Securities Reports. Similarly, it is essential that BCSB Bancorp’s Regulatory Reports contain full, fair, accurate, timely and understandable disclosure and otherwise comply with the letter and spirit of applicable federal and state banking laws and regulations (“Banking Laws”). Accordingly, the senior executive and financial officers of BCSB Bancorp must use their best efforts to ensure that BCSB Bancorp’s Securities Reports and Regulatory Reports and other public communications made by BCSB Bancorp contain full, fair, accurate, timely and understandable disclosure and that BCSB Bancorp at all times complies in all material respects with the letter and spirit of the Securities Laws and the Banking Laws.

REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR AND VIOLATIONS OF THIS CODE OF ETHICS

All senior executive and financial officers are expected to demonstrate the ability to properly manage their personal finances, particularly the prudent use of credit. BCSB Bancorp recognizes that its customers must have faith and confidence in the honesty and character of its senior executive and financial officers. In addition to the importance of maintaining customer confidence, there are specific laws that outline the actions BCSB Bancorp must take regarding any known, or suspected, crime involving the affairs of BCSB Bancorp. With regard to financial affairs, a bank must make a criminal referral in the case of any known, or suspected, theft, embezzlement, check/debit card fraud, kiting, misapplication or other defalcation involving bank funds or bank personnel in any amount.

Fraud is an element of business that can significantly affect the reputation and success of BCSB Bancorp. BCSB Bancorp requires its senior executive and financial officers to talk to the Internal Auditor, reporting directly to the Audit Committee of the Board of Directors, to report and discuss any known or suspected criminal activity involving BCSB Bancorp or its employees. If, during the course of employment, you become aware of any suspicious activity or behavior including concerns regarding questionable accounting or auditing matters, you must report violations of laws, rules, regulations or this Code of Ethics to the Internal Auditor, reporting directly to the Audit Committee of the Board of Directors. Reporting the activity will not subject you to discipline absent a knowingly false report.

ADMINISTRATION AND WAIVER OF CODE OF ETHICS

This Code of Ethics shall be administered and monitored by the BCSB Bancorp Vice President and General Counsel/Internal Auditor, reporting directly to the Audit Committee of the Board of Directors. Any questions and further information on this Code of Ethics should be directed to these individual.

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It is also the responsibility of the Internal Auditor to annually reaffirm compliance with this Code of Ethics by all senior executive and financial officers, and to obtain a signed certificate that each senior executive and financial officer has read and understands the guidelines and will comply with them. Senior executive and financial officers will be required to sign a receipt form indicating they have read this Code of Ethics and will comply with its provisions.

Senior executive and financial officers of BCSB Bancorp are expected to follow this Code of Ethics at all times. Generally, there should be no waivers to this Code of Ethics. However, in rare circumstances conflicts may arise that necessitate waivers. Waivers will be determined on a case-by-case basis by the Audit Committee of the Board of Directors. The Audit Committee of the Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any waiver and the grounds for such waiver by directors or executive officers shall be promptly disclosed to stockholders in a Current Report on Form 8-K.

Known or suspected violations of this Code of Ethics will be investigated and may result in disciplinary action up to and including immediate termination of employment.

BCSB Bancorp will provide to any person without charge, upon request, a copy of this Code of Ethics. Such request should be made, in writing, to: Corporate Secretary, BCSB Bancorp, Inc., 4111 E. Joppa Road, Suite 300, Baltimore, MD 21236.

ACKNOWLEDGEMENT

The undersigned has read, understands and agrees to abide by this code of ethics and has retained a copy of each of said documents.

By:

Name:

Title:

Date:

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